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Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

May 5, 2015

The J.G. Wentworth Company
201 King of Prussia Road, Suite 501
Radnor, Pennsylvania 19087-5148

  Re:
  The J.G. Wentworth Company
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to The J.G. Wentworth Company, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on March 30, 2015 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended, being hereafter referred to as the "Registration Statement"). The Registration Statement relates to (i) the issuance by the Company of up to 9,806,539 shares (the "Exchange Shares") of the Company's Class A common stock, par value $0.00001 per share (the "Class A Common Stock"), upon exchanges by certain holders (the "Common Interestholders") of an equivalent number of common membership interests ("Common Interests") in The J.G. Wentworth Company, LLC (the "Operating Company"), pursuant to and in accordance with the provisions of the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of November 13, 2013 (the "Operating Agreement"), (ii) the sale by the Common Interestholders of up to 9,963,745 shares of Class A Common Stock, including up to 610,577 shares of Class A Common Stock (the "Existing Shares") previously issued to such holders upon exchanges by those holders of Common Interests in the Operating Company pursuant to and in accordance with the provisions of the Operating Agreement, (iii) the sale by PGHI Corp. from time to time of up to 966,434 shares of Class A Common Stock (the "Warrant Shares") issuable to PGHI Corp. upon exercise of warrants held by PGHI Corp and the sale by certain of the selling stockholders of up to the 769,359 Class A Shares currently held by such selling stockholders (the "Selling Stockholder Shares" and, collectively with the Exchange Shares, the Existing Shares and the Warrant Shares, the "Shares").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iii) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (iv) certain resolutions of the Board of Directors of the Company relating to the entry into the Operating Agreement, the issuance of shares of Class A Common Stock upon exchange by holders of Common Interests, the issuance of shares of Class A Common Stock upon exercise of warrants held by PGHI Corp. and related matters; (v) the Operating Agreement; and (vi) Warrant Certificate No. 1 and Warrant Certificate No. 2, dated November 14, 2013 registered in the name of PGHI Corp. (collectively, the "Warrant Certificates"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Exchange Shares and the Warrant Shares have been duly authorized for issuance by the Company, and: (a) the Exchange Shares, when issued to the Common Interestholders in accordance with the Operating Agreement upon exchange by such Common Interestholders of an equivalent number of Common Interests; and (b) the Warrant Shares, when issued to PGHI Corp. in accordance with the terms of the Warrant Certificates, will be validly issued, fully paid and nonassessable, and (ii) the Existing Shares and the Selling Stockholder Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036